Exhibit (a)(1)(D)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

To Tender Shares of Common Stock

of

BREEZE-EASTERN CORPORATION

at

$19.61 NET PER SHARE

for purchase by

HOOK ACQUISITION SUB INC.

an indirect wholly owned subsidiary of

TRANSDIGM GROUP INCORPORATED

Pursuant to the Offer to Purchase dated December 3, 2015

(Not to be used for Signature Guarantees)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF THE DAY ON THURSDAY, DECEMBER 31, 2015, UNLESS THE OFFER

IS EXTENDED OR EARLIER TERMINATED.

December 3, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by TransDigm Group Incorporated (“TransDigm”), a Delaware corporation, to act as Information Agent in connection with the offer (the “Offer”) by Hook Acquisition Sub Inc. (“Purchaser”), a Delaware corporation and an indirect wholly owned subsidiary of TransDigm, to purchase each issued and outstanding share of common stock, par value $0.01 per share (the “Breeze-Eastern common stock”), of Breeze-Eastern Corporation (“Breeze-Eastern”), a Delaware corporation, for $19.61 net in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 3, 2015 (the “Offer to Purchase”), and in the related Letter of Transmittal. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Breeze-Eastern common stock registered in your name or in the name of your nominee.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, DECEMBER 31, 2015, UNLESS EXTENDED (THE “EXPIRATION DATE”).

Enclosed herewith for your information and forwarding to your clients for whom you hold shares of Breeze-Eastern common stock registered in your name or the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering shares of Breeze-Eastern common stock and for the information of your clients.

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing shares of Breeze-Eastern common stock are not immediately available, you cannot complete the procedure for delivery by book-entry transfer on a timely basis or if you cannot deliver the certificates and all other required documents to the Depositary prior to the Expiration Date.

4.	A form of the letter which may be sent to your clients for whose accounts you hold shares of Breeze-Eastern common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Breeze-Eastern’s Solicitation/Recommendation Statement on Schedule 14D-9.

6.	A return envelope addressed to Computershare Trust Company, N.A. (the “Depositary”).

The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

For shares of Breeze-Eastern common stock to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Neither TransDigm nor Purchaser will pay any commissions or fees to any broker, dealer or other person, other than the Information Agent and the Depositary as described in the Offer to Purchase, for soliciting tenders of shares of Breeze-Eastern common stock pursuant to the Offer. Upon request, TransDigm or Purchaser will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

GEORGESON INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TRANSDIGM, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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